Exhibit 5.1

[ORACLE LETTERHEAD]

January 31, 2017

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 31, 2017, in connection with the registration under the Securities Act of 1933, as amended, of 294,133 shares of the Common Stock of the Company, par value $0.01 (the “Shares”) issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of November 20, 2016 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC and Dakota Acquisition Corporation, each a subsidiary of the Company, Dynamic Network Services, Inc. (“DNS”) and the Holder Representative. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of DNS under the Dynamic Network Services, Inc. 2013 Stock Plan, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 (together, the “DNS Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the DNS Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary